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                                                                   EXHIBIT 10.61

                                Option Agreement

   This Option Agreement (the "Agreement") dated as of March 30, 2001 by and between Network Peripherals Inc., a Delaware corporation ("NPI"), and FalconStor, Inc. a Delaware corporation ("FalconStor").

   WHEREAS, FalconStor desires to receive a capital investment from NPI to continue and expand its business.

   WHEREAS, NPI has agreed to provide Twenty Five Million Dollars ($25,000,000) of capital to FalconStor in the form of an equity investment (the "Equity Investment").

   WHEREAS, contemporaneously with the execution of this Agreement, NPI and FalconStor are entering into and executing stock purchase and related agreements, including a registration rights agreement and an investors' rights agreement, to consummate the Equity Investment (the "Equity Investment Agreements").

   WHEREAS, NPI and FalconStor have negotiated the terms upon which NPI proposes to enter into discussions to (i) invest in FalconStor, (ii) engage in a series of transactions whereby a wholly owned subsidiary of NPI will merge with and into FalconStor with FalconStor surviving as the continuing entity (the "Merger Transaction") and (iii) resolve certain other related matters.

   WHEREAS, a substantial and material inducement to NPI to consummate the Equity Investment is the grant by FalconStor to NPI of an option to execute the Merger Transaction and FalconStor's execution and delivery of this Agreement and the execution and delivery of the Voting Agreement (as defined below).

   NOW, THEREFORE, for good and valuable consideration, including the execution and delivery of the Equity Investment Agreements, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

   Section 1. Option to Merge with FalconStor. FalconStor hereby grants to NPI, and NPI accepts, an option to execute the Merger Transaction on the terms set forth in the Merger Agreement (as defined below) (the "Option"). The Option shall be irrevocable during the term of this Agreement and may be exercised by delivery of written notice to FalconStor of such exercise; provided, however, that the Option shall only be exercisable during the 14-day period (the "Exercise Period") immediately following (i) written notice by FalconStor to NPI of the issuance and sale of additional shares of Series C Convertible Preferred Stock (the "Series C Sale"), or (ii) four (4) weeks from the date of this Agreement, whichever occurs first, unless extended by the written consent of FalconStor and NPI. In the event of a Series C Sale, FalconStor shall deliver a notice within twenty-four (24) hours to NPI notifying NPI of such sale. Immediately upon exercise of the Option, the parties hereto will, acting at all times in good faith, take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to execute and deliver a definitive agreement (the "Merger Agreement") to consummate the Merger Transaction on the terms set forth in the form of merger agreement attached hereto as Exhibit A as promptly as practicable after the date on which NPI exercises the Option, including (i) taking all corporate actions necessary to authorize, approve and direct the execution and delivery of the Merger Agreement, (ii) authorizing and directing their executive officers, accountants and legal counsel to devote all necessary resources, utilizing their best efforts, to achieve the execution and delivery of the Merger Agreement, (iii) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all third party consents and all consents necessary or advisable to be obtained from any governmental entity in order to execute and deliver the Merger Agreement, (iv) taking all reasonable steps as may be necessary to obtain all such third party consents and consents of governmental entities necessary or advisable to be obtained from any governmental entity in order to execute and deliver the Merger Agreement

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and (v) defending any actions challenging this Agreement or the Merger
Agreement or the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any governmental entity vacated or reversed.

   Section 2. Other Negotiations. During the term of this Agreement, neither NPI nor FalconStor will (and it will use its best efforts to ensure that its officers, directors, employees, agents and affiliates do not on its behalf) take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group (each, a "Person") (other than discussions with the other party hereto) regarding any acquisition of such party, any merger or consolidation with such party, or any acquisition of all or substantially all of the stock or assets of such party, (an "Acquisition Proposal"); provided, however, that if, at any time during the term of this Agreement, the Board of Directors of either party by majority vote determines in good faith, after receiving advice from its outside counsel, that failing to take such action would constitute a breach of the fiduciary duties of the such Board of Directors, such party may, in response to a bona fide written Acquisition Proposal which did not result from a breach of this Section 2 and which such Board of Directors determines in its reasonable judgment, to be more favorable to its stockholders (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror) as compared to the transactions contemplated by the Merger Agreement and which is reasonably capable of being consummated ("Superior Proposal"); provided, however, that any such offer shall not be deemed to be a Superior Proposal if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party, (i) furnish information or provide access with respect to such party and each of its subsidiaries to such Person pursuant to a customary confidentiality agreement (as determined by such party after consultation with its outside counsel) and
(ii) participate in discussions and negotiations regarding such Superior Proposal (it being understood that neither the sale and issuance by FalconStor of additional shares of its Series C Convertible Preferred Stock nor the sale by NPI of any Assets, as defined in the Letter Agreement dated March 21, 2001 by and between NPI and FalconStor, shall breach or violate the terms of this Agreement). Each of NPI and FalconStor agrees that any such negotiations in progress as of the date hereof will be terminated or suspended until this Agreement is terminated pursuant to Section 5. Each party hereto will immediately notify the other party hereto regarding any contact by any third party regarding any offer, proposal or inquiry regarding any Acquisition Proposal. In no event will either party hereto accept or enter into an agreement concerning any such third party transaction prior to the Termination of this Agreement pursuant to Section 5. Each party hereto represents and warrants that it has the legal right to terminate or suspend any such pending negotiations and agrees to indemnify the other party hereto, its representatives and agents from and against any claims by any party to such negotiations based upon or arising out of the discussion or any consummation of the transactions contemplated by this Agreement.

   Section 3. Representations and Warranties of FalconStor. FalconStor hereby represents and warrants to NPI as follows:

     a. FalconStor has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of FalconStor, and no other corporate proceedings on the part of FalconStor are necessary to authorize the execution and delivery of this Agreement or the performance by FalconStor of its obligations hereunder. This Agreement has been duly and validly executed and delivered by FalconStor and constitutes a valid and binding agreement of FalconStor, enforceable against FalconStor in accordance with its terms.

     b. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or similar organizational documents of FalconStor, or
  (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms,

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  conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which FalconStor is a party or by which any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation applicable to FalconStor or any of its properties or assets.

     c. The holders of capital stock of FalconStor who are parties to the Voting Agreement (the "Holders"), attached hereto as Exhibit B (the "Voting Agreement"), hold a sufficient number of shares of FalconStor's Common Stock, Series A Preferred Stock and Series B Preferred Stock to approve the Merger Agreement and the transactions contemplated thereby.

     d. To FalconStor's knowledge, each Holder has the power, corporate or otherwise, and authority to enter into the Voting Agreement and to carry out its obligations thereunder. To FalconStor's knowledge, the execution and delivery of the Voting Agreement and the consummation of the transactions contemplated thereby by each Holder have been duly and validly authorized by such Holder and no other proceedings, corporate or otherwise, on the part of the Holders are necessary to authorize the execution and delivery of the Voting Agreement or the performance by the Holders of their obligations thereunder. To FalconStor's knowledge, the Voting Agreement has been duly and validly executed and delivered by each Holder and constitutes a valid and binding agreement of such Holder, enforceable against such Holder in accordance with its terms.

   Section 4. Representations and Warranties of NPI. NPI hereby represents and warrants to FalconStor as follows:

     a. NPI has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of NPI, and no other corporate proceedings on the part of NPI are necessary to authorize the execution and delivery of this Agreement or the performance by NPI of its obligations hereunder. The Board of Directors of NPI has received the opinion of Lehman Brothers Inc., substantially to the effect that as of the date hereof the consideration to be issued and delivered by NPI in the Merger Transaction is fair to NPI from a financial point of view. This Agreement has been duly and validly executed and delivered by NPI and constitutes a valid and binding agreement of NPI, enforceable against NPI in accordance with its terms.

     b. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or similar organizational documents of NPI, or (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which NPI is a party or by which any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation applicable to NPI or any of its properties or assets.

   Section 5. Term; Termination; Effect of Termination.

     a. This Agreement shall be effective as of the date first above written.

     b. This Agreement shall terminate automatically upon the execution and delivery of the Merger Agreement by both NPI and FalconStor.

     c. This Agreement shall terminate upon the mutual written consent of NPI and FalconStor.

     d. In the event that (i) the Option is not exercised timely or (ii) the Merger Agreement is not executed and delivered by both FalconStor and NPI
  (A) within 14 days from the date of the exercise of the Option if the Option is exercised within the first seven (7) days of the Exercise Period or (B) if the Option is exercised with the second seven (7) days of the Exercise Period within the period starting on the

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  date the Option is exercised and ending seven (7) days after the Exercise
  Period terminates, FalconStor, by action of its Board of Directors, shall have the right to terminate this Agreement under this Section 5(d) (provided that such termination of this Agreement under Section 5(d) is not due to FalconStor's failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger Agreement to be executed and delivered by FalconStor by such date).

     e. In the event that this Agreement terminates pursuant to Section 5(d) (provided that such termination of this Agreement under Section 5(d) is not due to FalconStor's failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger Agreement to be executed and delivered by FalconStor by such date) then (i) NPI hereby covenants to vote all shares of preferred stock purchased by NPI pursuant to the Equity Investment Agreements in accordance with the recommendation of the Board of Directors of FalconStor, other than in respect of a Disposition Transaction (as that term is defined in the Certificate of Designations of the Series C Convertible Preferred Stock of FalconStor) in which case NPI shall vote as it deems appropriate and (ii) NPI shall concurrently (or on the following business day) pay to FalconStor a termination fee of $3 Million.

     f. In the event this Agreement is terminated pursuant to Section 5, this Agreement shall immediately become void and there shall be no liability or obligation on the part of NPI and FalconStor or their respective officers, directors, stockholders or affiliates except to the extent that the termination is a result of a willful and material breach by a party to this Agreement of any representation, warranty or covenant contained in this Agreement; provided, however, that the provisions of Section 6(k) and the obligations of NPI under Section 5(e) shall remain in full force and effect and survive any termination of this Agreement.

   Section 6. Miscellaneous Provisions.

     a. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

     b. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

     c. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     d. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     e. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     f. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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     g. Further Assurance. Each party to this Agreement agrees (i) to furnish upon request to the other party such further information, (ii) to execute and deliver to the other party such other documents and (iii) to do such other acts and things as the other party reasonably requests for the purpose of carrying out the intent of this Agreement and the documents and instruments referred to herein.

     h. Interpretation.

       6.h.1 The words "hereof," "herein," and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, and schedule references are to the articles, sections, paragraphs, exhibits, and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument, or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

       6.h.2 The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to March 30, 2001.

       6.h.3 The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     i. Notices. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given,
  (i) five business days following sending by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile; provided, however, that the facsimile is promptly confirmed by telephone confirmation thereof,
  (iii) when delivered, if delivered personally to the intended recipient, and (iv) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

       if to NPI, to:        Network Peripherals Inc.
                             2859 Bayview Drive
                             Fremont, California 94538
                             Attention: James Regel
                             Fax: (510) 897-5056

       with copies to:       Gray Cary Ware & Freidenrich LLP
                             4365 Executive Drive, Suite 1600
                             San Diego, California 92121
                             Attention: Scott M. Stanton, Esq.
                             Facsimile: (858) 677-1477

       if to FalconStor, to: FalconStor Inc.
                             125 Baylis Road, Suite 140
                             Melville, New York 11747
                             Attention: ReiJane Huai
                             Facsimile: (631) 501-7633

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
       with a copy to:  Olshan Grundman Frome Rosenzweig & Wolosky LLP
                        505 Park Avenue
                        New York, NY 10022-1170
                        Attention: Steve Wolosky, Esq.
                        Facsimile: (212) 980-7177

  or to such other address or facsimile number as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

     j. Entire Agreement; Assignment.

       6.j.1 This Agreement constitutes the entire agreement between the parties hereto in respect of the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties in respect of the subject matter hereof other than the non-disclosure agreement between the parties effective as of March 30, 2001 (which shall remain in effect).

       6.j.2 Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of law (including, by merger or consolidation) or otherwise. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

     k. Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     l. Attorneys' Fees. In the event of any Action at law or in equity in relation to this Agreement, the prevailing party in such Action shall be entitled to receive its reasonable attorneys' fees and all other costs and expenses of such Action. For purposes of this Section, "Action" means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding at law or at equity.

               [Remainder of the page intentionally left blank.]

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   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first above written.

                                          FALCONSTOR, INC.

                                              /s/ ReiJane Huai
                                          By: _________________________________
                                            Name:  ReiJane Huai
                                            Title: Chief Executive Officer

                                          NETWORK PERIPHERALS INC.

                                              /s/ James Regel
                                          By: _________________________________
                                            Name:  James Regel
                                            Title: Chief Executive Officer

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                       WRITTEN NOTICE OF OPTION EXERCISE

   NPI, by delivery of this written notice, hereby elects to exercise its option to merge with FalconStor on the terms set forth in the Merger Agreement.

Dated: May 4, 2001

                                          NETWORK PERIPHERALS INC.

                                              /s/ James Regel
                                          By: _________________________________
                                            Name:  James Regel
                                            Title: Chief Executive Officer

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